Exhibit 99.1

YETI Reports First Quarter 2019 Results

Net Sales Increased 15%

Gross Margin Expanded 700 Basis Points

Operating Income Increased 171%

Adjusted Operating Income Increased 89%

Updates 2019 Outlook

Austin, Texas, May 2, 2019 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the first quarter ended March 30, 2019.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “We are off to a great start in 2019 with solid growth across our product categories and distribution channels. Additionally, our ongoing focus on disciplined growth allows us to drive stronger profitability while making the investments required to expand brand and product awareness to existing and new customers. As we continue to execute our strategic plan, we are raising our full year outlook and remain excited about the tremendous opportunities ahead for the company.”

Q1 2019 Highlights

Net sales increased 15% to $155.4 million compared with $135.3 million during the same period last year. Net sales growth benefited by approximately 400 basis points from shipments late in the quarter that were expected to ship in the second quarter.

•	Direct-to-consumer (“DTC”) channel net sales increased 28% to $61.7 million, compared to $48.3 million in the prior year quarter, led by strong performance in the Drinkware category.

•	Wholesale channel net sales increased 8% to $93.6 million, compared to $87.0 million in the same period last year, primarily driven by Coolers & Equipment.

•

Drinkware net sales increased 20% to $91.0 million compared to $75.8 million in the prior year quarter, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways and strong demand for customization.

•

Coolers & Equipment net sales increased 11% to $59.7 million, compared to $53.7 million in the same period last year, primarily driven by color updates across several hard and soft cooler lines, as well as the introduction of the CaminoTM Carryall bag to our wholesale channel. Net sales during the period include $1.2 million of net sales related to our Boomer 8 Dog Bowl, which was previously reported in our Other category.

Gross profit increased 34% to $76.6 million, or 49.3% of net sales, compared to $57.2 million, or 42.3% of net sales, in the first quarter of 2018. The 700 basis point increase in gross margin was driven by cost improvements across our product portfolio, a favorable shift in our channel mix led by an increase in DTC channel net sales, the absence of an inventory charge taken in the prior year due to a fire at a vendor’s warehouse facility, and lower inbound freight expenses, partially offset by higher tariff rates.

Selling, general, and administrative (“SG&A”) expenses increased to $67.8 million, or 43.7% of net sales, compared to $53.9 million, or 39.9% of net sales, in the first quarter of 2018. Approximately 290 basis points of the 380 basis points increase was attributable to higher selling expenses, including marketing and outbound freight. The balance of the increase was primarily due to incremental costs associated with our transition to becoming a public company, higher information technology-related costs, and increased non-cash stock-based compensation expense, partially offset by other general and administrative cost savings.

Operating income increased 171% to $8.8 million, or 330 basis points to 5.7% of net sales, compared to $3.2 million, or 2.4% of net sales, during the prior year quarter.

Adjusted operating income increased 89% to $14.7 million, or 370 basis points, to 9.4% of net sales, compared to $7.7 million, or 5.7% of net sales, during the same period last year.

Net income was $2.2 million, or $0.03 per diluted share, compared to a net loss of $3.3 million, or a $0.04 net loss per diluted share, in the prior year quarter.

Adjusted net income increased to $6.6 million, or $0.08 per diluted share, compared to adjusted net income of $0.3 million, or $0.00 per diluted share, in the prior year quarter.

Adjusted EBITDA increased 58% to $21.3 million from $13.4 million during the same period last year.

Balance Sheet and Cash Flow Highlights

Inventory increased 4% to $164.3 million, compared to $158.5 million at the end of the first quarter of 2018.

Total debt, excluding unamortized deferred financing fees, was $321.8 million, compared to $473.3 million at the end of the first quarter of 2018. During the first quarter of 2019, we made a $11.1 million mandatory debt payment. Our ratio of net debt to adjusted EBITDA for the trailing twelve months (as defined below) was 1.9 times at the end of the first quarter of 2019, compared to 4.0 times at the end of the same period last year.

Cash flow used in operating activities was $30.0 million and capital expenditures were $8.4 million for first quarter of 2019.

Updated 2019 Outlook

•	Net sales are still expected to increase between 11.5% and 13% compared to 2018, with growth across both channels and led by the DTC channel;
•

Operating income as a percentage of net sales is now expected to be between 14.2% and 14.5%, reflecting margin expansion of 110 to 140 basis points, primarily driven by higher gross margin (versus the previous outlook of 13.9% and 14.4%, reflecting margin expansion of 80 to 130 basis points);

•

Adjusted operating income as a percentage of net sales is now expected to be between 16.2% and 16.5%, reflecting margin expansion of 30 to 60 basis points, primarily driven by higher gross margin (versus the previous outlook of 15.9% and 16.3%, reflecting margin expansion of zero to 40 basis points);

•	An effective tax rate at a more normalized level of approximately 24.5%, which remains unchanged from the previous outlook;
•

Net income per diluted share is now expected to be between $0.87 and $0.90, reflecting 25% and 31% growth (versus the previous outlook of $0.84 and $0.89, reflecting 22% and 29% growth); assuming a normalized tax rate of 24.5% in 2018 (the effective tax rate for 2018 was 17%), earnings growth would be between 38% and 44% (versus the previous outlook of 34% and 42%);

•

Adjusted net income per diluted share is now expected to be between $1.02 and $1.06, reflecting 13% to 17% growth (versus the previous outlook of $0.99 and $1.04, reflecting 10% to 15% growth); assuming a normalized tax rate of 24.5% in 2018 (the effective tax rate for 2018 was 17%), adjusted earnings growth would be between 21% and 26% (versus the previous outlook of 18% and 24%);

•	Diluted weighted average shares outstanding of 86 million, which remains unchanged from the previous outlook;
•

Adjusted EBITDA is now expected to be between $171.9 million and $176.3 million, reflecting 15% to 18% growth (versus the previous outlook of $169.0 million and $174.3 million, reflecting 13% to 17% growth);

•	Capital expenditures are still expected to be between $35 million and $40 million; and
•

Debt repayments of approximately $80 million and a ratio of net debt to Adjusted EBITDA of approximately 1.0 times at the end of 2019, which remains unchanged from the previous outlook, compared to 1.7 times at the end of 2018.

Ratio of Net Debt to Adjusted EBITDA Trailing Twelve Months

Net debt for the first quarter of 2019, which is total debt of $321.8 million less cash of $19.0 million, divided by adjusted EBITDA for the trailing twelve months was 1.9 times. Adjusted EBITDA for the trailing twelve months ending March 30, 2019 was $156.9 million and is calculated using the full year 2018 adjusted EBITDA of $149.0 million less adjusted EBITDA for the first quarter of 2018 of $13.4 million, plus adjusted EBITDA for the first quarter of 2019 of $21.3 million.

Net debt for the first quarter of 2018, which is total debt less cash of $60.4 million, divided by adjusted EBITDA for the trailing twelve months was 4.0 times. Adjusted EBITDA for the trailing twelve months ending March 31, 2018 was $104.4 million and is calculated using the full year 2017 adjusted EBITDA of $97.5 million less adjusted EBITDA for the first quarter of 2017 of $6.5 million, plus adjusted EBITDA for the first quarter of 2018 of $13.4 million.

Conference Call Details

A conference call to discuss the first quarter of 2019 financial results is scheduled for today, May 2, 2019, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 13689723. The replay will be available until May 16, 2019. A copy of this press release will be furnished to the Securities and Exchange Commission on a Current Report on Form 8-K, and will be posted to our investor relations web site, prior to the conference call.

About YETI Holdings, Inc.

YETI is a designer, marketer, retailer, and distributor of a variety of innovative, branded, premium products to a wide-ranging customer base. Our mission is to ensure that each YETI product delivers exceptional performance and durability in any environment, whether in the remote wilderness, at the beach, or anywhere else life takes our customers. By consistently delivering high-performing products, we have built a following of engaged brand loyalists throughout the United States, Canada, Japan, Australia, and elsewhere, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. Our relationship with customers continues to thrive and deepen as a result of our innovative new product introductions, expansion and enhancement of existing product families, and multifaceted branding activities.

Non-GAAP Financial Information

This press release includes financial measures that are not defined by GAAP, including adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA. We define adjusted operating income and adjusted net income as operating income and net income, respectively, adjusted for non-cash stock-based compensation expense, asset impairment charges, investments in new retail locations and international market expansion, transition to Cortec Group Fund V, L.P. and its affiliates (“Cortec”) majority ownership, transition to the ongoing senior management team, and transition to a public company, and, in the case of adjusted net income, also adjusted for accelerated amortization of deferred financing fees and the loss from early extinguishment of debt resulting from early prepayments of debt, and the tax impact of all adjustments. Adjusted net income per share is calculated using Adjusted net income, as defined above, and diluted weighted average shares outstanding. We define adjusted EBITDA as net income before interest expense, net, provision (benefit) for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: non-cash stock-based compensation expense; asset impairment charges; accelerated amortization of deferred financing fees and loss from early extinguishment of debt resulting from the early prepayment of debt; investments in new retail locations and international market expansion; transition to Cortec majority ownership; transition to the ongoing senior management team; and transition to a public company. The expenses incurred related to these transitional events include: management fees and contingent consideration related to the transition to Cortec majority ownership; severance, recruiting, and relocation costs related to the transition to our ongoing senior management team; consulting fees, recruiting fees, salaries and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, and incremental audit and legal fees in connection with our transition to a public company. All of these transitional costs are reported in SG&A expenses.

Adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA are not defined by GAAP and may not be comparable to similarly titled measures reported by other entities. We use these non-GAAP measures, along with GAAP measures, as a measure of profitability. These measures help us compare our performance to other companies by removing the impact of our capital structure; the effect of operating in different tax jurisdictions; the impact of our asset base, which can vary depending on the book value of assets and methods used to compute depreciation and amortization; the effect of non-cash stock-based compensation expense, which can vary based on plan design, share price, share price volatility, and the expected lives of equity instruments granted; as well as certain expenses related to what we believe are events of a transitional nature. We also disclose adjusted operating income, adjusted net income, and adjusted EBITDA as a percentage of net sales to provide a measure of relative profitability.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. adjusted operating income, adjusted net income, and adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense, the effect of asset impairments, the effect of investments in new retail locations and international market expansion, and the impact of certain expenses related to transitional events that are settled in cash. Because of these limitations, we rely primarily on our GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating adjusted operating income, adjusted net income, and adjusted EBITDA. Our presentation of these non-GAAP measures should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Forward-looking statements

This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to our growth plans and expectations and our expectations for annual growth, including those set forth in the quote from YETI’s President and CEO, and the 2019 financial outlook provided herein. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (ii) our ability to successfully design and develop new products; (iii) our ability to effectively manage our growth; (iv) our ability to expand into additional consumer markets, and our success in doing so; (v) the success of our international expansion plans; (vi) our ability to compete effectively in the outdoor and recreation market and protect our brand; (v) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (vi) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (vii) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (viii) our ability to accurately forecast demand for our products and our results of operations; (ix) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (x) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xi) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xii) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. You should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 30, 2018, for a more extensive list of factors, that may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC, that could affect results. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Investor Relations Contact:

Tom Shaw, 512-271-6332

Investor.relations@yeti.com

Media Contact:

Alecia Pulman, 203-682-8224

alecia.pulman@icrinc.com

Brittany Fraser, 646-277-1231

brittany.fraser@icrinc.com

* * * * *

YETI HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 30,	March 31,
	2019	2018
Net sales	$155,353	$135,257
Cost of goods sold	78,726	78,068
Gross profit	76,627	57,189
Selling, general, and administrative expenses	67,843	53,945
Operating income	8,784	3,244
Interest expense	(6,067)	(8,126)
Other income (expense)	63	(18)
Income (loss) before income taxes	2,780	(4,900)
Income tax (expense) benefit	(613)	1,639
Net income (loss)	$2,167	$(3,261)

Net income (loss) per share
Basic	$0.03	$(0.04)
Diluted	$0.03	$(0.04)

Weighted average common shares outstanding
Basic	84,196	81,419
Diluted	85,857	81,419

YETI HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share amounts)

	March 30,	December 29,	March 31,
	2019	2018	2018
ASSETS
Current assets
Cash	$19,008	$80,051	$60,404
Accounts receivable, net	62,998	59,328	60,412
Inventory	164,299	145,423	158,537
Prepaid expenses and other current assets	20,069	12,211	10,514
Total current assets	266,374	297,013	289,867
Property and equipment, net	78,221	74,097	71,486
Goodwill	54,293	54,293	54,293
Intangible assets, net	90,036	80,019	75,957
Deferred income taxes	5,740	7,777	9,547
Deferred charges and other assets	1,122	1,014	1,043
Total assets	$495,786	$514,213	$502,193

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$78,225	$68,737	$51,637
Accrued expenses and other current liabilities	44,583	53,022	35,553
Taxes payable	278	6,390	8,621
Accrued payroll and related costs	5,778	15,551	7,748
Current maturities of long‑term debt	43,638	43,638	47,050
Total current liabilities	172,502	187,338	150,609
Long-term debt, net of current portion	273,825	284,376	417,980
Other liabilities	13,988	13,528	12,573
Total liabilities	460,315	485,242	581,162

Commitments and contingencies

Stockholders’ equity
Common stock, par value $0.01; 600,000 shares authorized; 84,196, 84,196, and 81,437 shares outstanding at March 30, 2019, December 29, 2018, and March 31, 2018, respectively	842	842	811
Preferred stock, par value $0.01; 30,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid‑in capital	272,332	268,327	220,138
Accumulated deficit	(237,596)	(240,104)	(299,956)
Accumulated other comprehensive (loss) income	(107)	(94)	38
Total stockholders’ equity (deficit)	35,471	28,971	(78,969)
Total liabilities and stockholders’ equity	$495,786	$514,213	$502,193

YETI HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 30,	March 31,
	2019	2018
Cash Flows from Operating Activities:
Net income (loss)	$2,167	$(3,261)
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	6,539	5,703
Amortization of deferred financing fees	574	736
Stock‑based compensation	4,005	3,010
Deferred income taxes	1,875	457
Impairment of long‑lived assets	94	—
Changes in operating assets and liabilities:
Accounts receivable, net	(3,178)	6,711
Inventory	(19,211)	16,534
Other current assets	(7,388)	(3,385)
Income tax receivable	(452)	—
Accounts payable and accrued expenses	(9,086)	1,824
Taxes payable	(6,132)	(3,656)
Other	151	627
Net cash (used in) provided by operating activities	(30,042)	25,300
Cash Flows from Investing Activities:
Purchases of property and equipment	(8,380)	(2,205)
Purchases of intangibles, net	(11,436)	(2,929)
Net cash used in investing activities	(19,816)	(5,134)
Cash Flows from Financing Activities:
Repayments of long‑term debt	(11,125)	(11,388)
Cash paid for repurchase of common stock	—	(1,967)
Proceeds from employee stock transactions	—	53
Taxes paid in connection with exercise of stock options	—	(57)
Payments of dividends	—	(96)
Net cash used in financing activities	(11,125)	(13,455)
Effect of exchange rate changes on cash	(60)	43
Net (decrease) increase in cash	(61,043)	6,754
Cash, beginning of period	80,051	53,650
Cash, end of period	$19,008	$60,404

YETI HOLDINGS, INC.

SELECTED FINANCIAL DATA

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended
	March 30,	March 31,
	2019	2018
Operating income	$8,784	$3,244
Adjustments:
Non‑cash stock‑based compensation expense(1)	4,005	3,010
Long-lived asset impairment(1)	94	—
Investments in new retail locations and international market expansion(1)(2)	228	240
Transition to Cortec majority ownership(1)(3)	—	750
Transition to the ongoing senior management team(1)(4)	100	466
Transition to a public company(1)(5)	1,469	38
Adjusted operating income	$14,680	$7,748

Net income (loss)	$2,167	$(3,261)
Adjustments:
Non‑cash stock‑based compensation expense(1)	4,005	3,010
Long-lived asset impairment(1)	94	—
Investments in new retail locations and international market expansion(1)(2)	228	240
Transition to Cortec majority ownership(1)(3)	—	750
Transition to the ongoing senior management team(1)(4)	100	466
Transition to a public company(1)(5)	1,469	38
Tax impact of adjusting items(6)	(1,444)	(982)
Adjusted net income	$6,619	$261

Net income (loss)	$2,167	$(3,261)
Adjustments:
Interest expense	6,067	8,126
Income tax expense (benefit)	613	(1,639)
Depreciation and amortization expense(7)	6,539	5,703
Non‑cash stock‑based compensation expense(1)	4,005	3,010
Long-lived asset impairment(1)	94	—
Investments in new retail locations and international market expansion(1)(2)	228	240
Transition to Cortec majority ownership(1)(3)	—	750
Transition to the ongoing senior management team(1)(4)	100	466
Transition to a public company(1)(5)	1,469	38
Adjusted EBITDA	$21,282	$13,433

Net sales	$155,353	$135,257
Operating income as a % of net sales	5.7%	2.4%
Adjusted operating income as a % of net sales	9.4%	5.7%
Net income (loss) as a % of net sales	1.4%	(2.4)%
Adjusted net income as a % of net sales	4.3%	0.2%
Adjusted EBITDA as a % of net sales	13.7%	9.9%

Net income (loss) per diluted share	$0.03	$(0.04)
Adjusted net income per diluted share	$0.08	$0.00
Weighted average common shares outstanding - diluted	85,857	81,419

_________________________

(1)	These costs are reported in SG&A expenses.
(2)	Represents retail store pre-opening expenses and costs for expansion into new international markets.
(3)

Represents management service fees paid to Cortec, our majority stockholder. The management services agreement with Cortec was terminated immediately following the completion of our IPO in October 2018.

(4)	Represents severance, recruiting, and relocation costs related to the transition to our ongoing senior management team.

(5)

Represents fees and expenses in connection with our transition to a public company, including consulting fees, recruiting fees, salaries, and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, and incremental audit and legal fees associated with being a public company.

(6)	Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% and 21.8% for the first quarter of 2019 and 2018, respectively.
(7)	Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.

YETI HOLDINGS, INC.

UPDATED 2019 OUTLOOK

Reconciliation of GAAP to Non-GAAP Financial Information

(Unaudited)

(In thousands except per share amounts)

	Updated 2019 Outlook
	Low	High
Operating income	$123,287	$127,666
Adjustments:
Non‑cash stock‑based compensation expense(1)	11,860	11,860
Long-lived asset impairment(1)	94	94
Investments in new retail locations and international market expansion(1)(2)	1,223	1,223
Transition to the ongoing senior management team(1)(3)	100	100
Transition to a public company(1)(4)	4,476	4,476
Adjusted operating income	$141,040	$145,419

Net income	$74,502	$77,808
Adjustments:
Non‑cash stock‑based compensation expense(1)	11,860	11,860
Long-lived asset impairment(1)	94	94
Investments in new retail locations and international market expansion(1)(2)	1,223	1,223
Transition to the ongoing senior management team(1)(3)	100	100
Transition to a public company(1)(4)	4,476	4,476
Tax impact of adjusting items(5)	(4,347)	(4,347)
Adjusted net income	$87,908	$91,214

Net income	$74,502	$77,808
Adjustments:
Interest expense	24,624	24,624
Income tax expense	24,161	25,234
Depreciation and amortization expense(6)	30,900	30,900
Non‑cash stock‑based compensation expense(1)	11,860	11,860
Long-lived asset impairment(1)	94	94
Investments in new retail locations and international market expansion(1)(2)	1,223	1,223
Transition to the ongoing senior management team(1)(3)	100	100
Transition to a public company(1)(4)	4,476	4,476
Adjusted EBITDA	$171,940	$176,319

Net sales	$868,399	$880,082
Operating income as a % of net sales	14.2%	14.5%
Adjusted operating income as a % of net sales	16.2%	16.5%

Net income per diluted share	$0.87	$0.90
Adjusted net income per diluted share	$1.02	$1.06
Weighted average common shares outstanding - diluted	86,031	86,031

_________________________

(1)	These costs are reported in SG&A expenses.
(2)	Represents retail store pre-opening expenses and costs for expansion into new international markets.
(3)	Represents severance, recruiting, and relocation costs related to the transition to our ongoing senior management team.
(4)

Represents fees and expenses in connection with our transition to a public company, including consulting fees, recruiting fees, salaries, and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, and incremental audit and legal fees associated with being a public company.

(5)	Represents tax impact of adjustments calculated at an expected statutory tax rate of 24.5%.
(6)	These costs are reported in SG&A expenses and cost of goods sold.